UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 4, 2014

RALPH LAUREN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

001-13057	13-2622036
(Commission File Number)	(IRS Employer Identification No.)

650 MADISON AVENUE, NEW YORK, NEW YORK	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 318-7000

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On and effective February 4, 2014, the Board of Directors of Ralph Lauren Corporation (the “Company”) approved and adopted the Third Amended and Restated By-Laws of the Company (the “Amended Bylaws”) amending certain provisions of the Company’s existing bylaws.  The Amended Bylaws also include certain technical, conforming, modernizing and clarifying changes.  The following description of the amendments is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Amended Bylaws, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Article 2, Section 2.2.1 of the existing bylaws has been amended to update the advance notice and related procedural and disclosure requirements by which a stockholder may propose business in connection with an annual meeting of stockholders (a “Proponent”).  The amendments provide for additional procedural requirements and set forth what information must be provided regarding the Proponent, the proposed business, the Proponent’s ownership in securities of the Company and related information and information regarding the Proponent and any Stockholder Associated Person (as defined in the Amended Bylaws).  Additionally, the Proponent must provide any other information requested by the Company and must represent to update and supplement any information provided to the Company.  The procedural requirements have also been updated to require a Proponent (or a qualified representative) to appear at the annual meeting in order for such business to be conducted.

Article 2, Section 2.2.2 of the existing bylaws has been amended to update the notice and related procedural and disclosure requirements a stockholder must provide in order to nominate for election or reelection, a director.  The amendments require if the number of directors to be elected to the Board of Directors is increased in connection with a meeting and there is no public disclosure by the Company naming the nominees for the additional directorship at least 100 days before the first anniversary of the preceding year’s annual meeting, a written notice provided by or on behalf of a stockholder (following certain procedural requirements) will be considered timely if delivered to the office of the Company no later than ten business days after the public disclosure is first made.  The amendments also update the requirements as to the information to be provided in the stockholder’s notice of nomination, including, all Stockholder Information (as defined in the Amended Bylaws) regarding a nominating stockholder and the nominee, all other information required to be disclosed in solicitations of proxies for election of directors or otherwise required under the federal securities laws, a description of any direct or indirect compensation or other monetary arrangements or any other material relationship between or among a nominating stockholder, a Stockholder Associated Person or their respective associates or others persons acting in concert therewith.  Additionally, the nominating stockholders must provide any other information reasonable requested by the Company.

Article 2, Section 3 has been added to the existing bylaws to provide nominee and director qualifications.  The amendment sets forth the eligibility requirements in order to be nominated as a director, and the nominee must represent that such nominee will not become a party to any voting arrangements that have not been disclosed to the Company, have any voting arrangements that could impair their fiduciary duties, will not become party to an agreement or arrangement other than with the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service as a directors that has not been disclosed and to comply with all corporate governance, conflicts of interest, confidentiality and stock ownership and trading and other policies or guidelines of the Company.

Article 2, Section 2.12 has been added to the existing bylaws to provide procedures for the conduct of stockholder meetings.

Article 15 has been added to the existing bylaws to add a forum selection provision, which generally provides that unless the Company consents in writing to the to the selection of an alternate forum, a state or federal court located within the State of Delaware shall be the sole and exclusive forum for:  (i) any derivative action or similar proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company's stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Company's certificate of incorporation or the Company’s bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

EXHIBIT NO.	DESCRIPTION

3.1	Third Amended and Restated By-Laws of Ralph Lauren Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RALPH LAUREN CORPORATION

Date: February 5, 2014	By:	/s/ Christopher H. Peterson
		Name:	Christopher H. Peterson
		Title:	Executive Vice President, Chief Administrative Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

3.1	Third Amended and Restated By-Laws of Ralph Lauren Corporation